Exhibit 99.2

PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	January 29, 2017	October 30, 2016	January 31, 2016

Net sales	$109,831	$107,368	$129,956

Costs and expenses:

Cost of sales	(86,832)	(86,835)	(94,520)

Gross profit	22,999	20,533	35,436

Selling, general and administrative	(10,871)	(10,191)	(12,198)

Research and development	(3,485)	(5,041)	(5,700)

Operating income	8,643	5,301	17,538

Gain on sale of investment	-	-	8,785

Other income (expense), net	(2,083)	(69)	878

Income before income taxes	6,560	5,232	27,201

Income tax provision	(2,050)	1,337	(3,700)

Net income	4,510	6,569	23,501

Net income attributable to noncontrolling interests	(2,564)	(1,313)	(2,499)

Net income attributable to Photronics, Inc. shareholders	$1,946	$5,256	$21,002

Earnings per share:
Basic	$0.03	$0.08	$0.31

Diluted	$0.03	$0.08	$0.28

Weighted-average number of common shares outstanding:
Basic	68,176	68,025	66,807

Diluted	69,169	68,906	79,136